Exhibit 99.1

Marchex Announces Updated Traffic Statistics and Launches Beta for

74,000 ZIP Code Web Sites

SEATTLE, WA – November 9, 2005 – Marchex, Inc. (NASDAQ: MCHX, MCHXP) today announced that its network of vertical and local Web sites attracted more than 24 million unique visitors A for the month of September 2005, according to internal traffic logs. This compares to more than 21 million unique visitors for the month of July 2005.

Additionally, Marchex today announced the beta launch of its full network of approximately 74,000 ZIP Code Web sites, providing local search, locally-targeted advertising inventory, and geographically-relevant content covering 96% of all ZIP Code areas nationwide. Marchex owns .com and/or .net ZIP Codes in approximately 41,000 of the approximately 42,500 U.S. ZIP Codes (source: U.S. Postal Service). A sample listing of the ZIP Code beta Web sites launched today can be found at http://www.marchex.com/zip-codes/.

The beta launch of Marchex’s ZIP Code Web sites is the first wide-scale implementation of its direct navigation development plan. This beta launch is the result of more than eight months of development on a flexible publishing platform that will allow Marchex to deliver new templates for its entire network of Web sites. The platform will also allow Marchex to efficiently add new advertising partners and content relationships (e.g., shopping, weather, maps and auctions), as applicable by category or Web site. With this beta ZIP Code launch, more than 74,000 of the more than 200,000 Web sites in Marchex’s overall network will have an updated, upgraded template.

Following the successful implementation of these new ZIP Code sites (e.g., 98103.com), Marchex plans to build new templates for its local/vertical combination Web sites (e.g., miamijobs.com) and for its broad vertical Web sites (e.g., invitation.com).

ZIP Code Beta Launch Results and User Feedback

Today’s nationwide beta rollout follows an initial launch in August of 52 beta ZIP Code Web sites from within each of the nation’s 50 most populous metropolitan areas (source: Nielsen Media). A complete listing of the initial launch of beta ZIP Code Web sites can be found at http://www.marchex.com/site_examples.html.

Primary goals of the initial beta test included: (i) gathering feedback through user surveys in order to improve page utility and determine future enhancements; and (ii) monitoring these Web sites’ ability to drive traffic growth. Highlights of the internal beta test analysis include:

•	User survey feedback indicated that additional, locally-focused information, such as local merchant information, local traffic information, local movie theater listings and local restaurant data, would increase the utility of the Web sites. Marchex plans to integrate this and other, related data in future versions of its ZIP Code Web sites and other locally-focused Web sites.

•	Traffic to these Web sites, on average, increased by multiples from previous levels based on internal analysis. Marchex believes this is primarily due to improved placement in algorithmic search results, which does change from time to time.

“We are committed to evolving these domains into Internet destinations that offer a high degree of user utility and provide merchants with targeted advertising inventory in specific local markets,” said John Keister, Marchex President and COO. “Today’s beta release of our ZIP Code Web sites is simply another step in a process to create a network for users that are seeking specific local and vertical content.”

About Marchex, Inc.

Marchex’s (www.marchex.com) mission is to be a leader in delivering vertical and local online traffic to merchants. The company is focused on search marketing, local search, and direct navigation. Marchex’s platform of integrated performance-based advertising and search marketing services enables merchants to efficiently market and sell their products and services across multiple online distribution channels, including search engines, product shopping engines, directories and selected Web properties.

Forward looking statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, acquisitions, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. There are a number of important factors that could cause Marchex’s actual results to differ materially from those indicated by such forward-looking statements which are described in the “Risk Factors” section of our most recent periodic report and registration statement filed with the SEC.

A)	Unique visitor statistics are based on internal traffic logs, which calculate unique IP (Internet protocol) addresses on an unduplicated basis during a given month.

For further information, contact:

Mark S. Peterson

Vice President of Public Relations

Marchex, Inc.

206-331-3344

mark@marchex.com

Trevor Caldwell

Vice President of Investor Relations & Strategic Initiatives

Marchex, Inc.

206.331.3316

tcaldwell@marchex.com

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